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                                                              Exhibit 99(h)

                             AGREEMENT

     AGREEMENT made this 1st day of May, 1993 by and between VALUE LINE CENTURION FUND, INC., a Maryland corporation, having its principal office and place of business at 711 Third Avenue, New York, New York 10017 (the "Fund"), and THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC., a Delaware insurance company, having its principal office and place of business at 201 Park Avenue South, New York, New York 10003 ("GIAC").

     WHEREAS, the Fund is offered as an underlying investment option with respect to certain variable contracts which are issued by GIAC; and

     WHEREAS, GIAC performs certain administrative and shareholder services and incurs certain expenses related thereto on behalf of the Fund; and

     WHEREAS, GIAC and the Fund desire to establish an arrangement to compensate GIAC for the performance of such administrative and shareholder services and to reimburse GIAC for such expenses it incurs on behalf of the Fund;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1. Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints GIAC, and GIAC accepts such appointment, to perform certain services on behalf of GIAC variable contractowners who have allocated premium amounts to the Fund and to incur expenses related thereto, including but not limited to:

        (a) performing administrative and internal accounting functions in connection with the accounts established with respect to each GIAC variable contractowner who has allocated premium amounts to the Fund and the ongoing maintenance of such accounts, including but not limited to the allocation, but not the declaration, of dividends and distributions to such accounts and the processing of transfers made by contractowners into the out of the Fund;

        (b) printing and distribution of annual and semi-annual shareholder reports for the Fund and any other Fund reports and documents distributed pursuant to the Investment Company Act of 1940 to all GIAC contractowners who have allocated variable contract premiums to the Fund; and

        (c) providing ongoing shareholder servicing functions to all GIAC contractowners who have allocated variable contract premiums to the Fund, including responsibility for responding to

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telephone and written shareholder inquiries, transactions and complaints.
Service costs shall not include marketing expenses.

     2. As compensation for the services provided hereunder, the Fund shall pay GIAC an amount equal to the sum of (i) all direct administrative and shareholder servicing costs (which do not include marketing costs) incurred by GIAC attributable to the Fund such as printing and postage, plus (ii) a pro rata portion of the aggregate costs incurred by GIAC in performing identical administrative and shareholder servicing functions for all the investment options which underlie the variable contracts which GIAC issues (the "Total Costs"). The subsection (ii) amount shall be calculated by multiplying the Total Costs by a fraction, the numerator of which shall be the total number of contractowner accounts for the Fund at the end of the applicable quarter and the denominator of which shall be the total number of contractowner accounts for all the investment options which underlie the variable contracts issued by GIAC which offer the Fund as an investment option at the end of such quarter. The payments will be made quarterly based on the average number of contractowners each quarter, calculated by adding the total number of contractowners at the beginning of the quarter and at the end of the quarter and dividing by 2.

     3. Beginning with the quarter ending June 30, 1993, within 12 business days after the end of each calendar quarter, GIAC shall submit to the Fund an invoice for the amount to be paid to GIAC pursuant to Section 2 hereof for such quarter. GIAC shall include with each such invoice (i) a report detailing the direct costs incurred by GIAC on behalf of the Fund during such quarter and setting forth the calculation of the amount to be paid to GIAC in accordance with Section 2(ii) above for such quarter and (ii) a certification from a financial officer of GIAC that the invoice has been prepared in accordance with the methodologies set forth in the Exhibits to the letter addressed to the Board of the Fund from Price Waterhouse, dated December 16, 1992. As reasonably necessary to verify the accurateness of the submitted invoice, GIAC hereby authorizes the officers, employees and agents of the Fund, including outside auditors, to interview the appropriate financial personnel of GIAC and to review the work papers and back-up materials utilized by GIAC personnel to prepare the invoice under review. Expenses of such review (including professional service fees incurred by GIAC at the request of the Fund) shall be paid by the Fund except that the costs of compensation of GIAC personnel or other professional service fees incurred by GIAC shall be GIAC's responsibility. Subject to the next sentence, the Fund agrees to pay to GIAC the amount invoiced within thirty calendar days of receipt. The Fund shall not be obligated to make payment of, and GIAC will promptly refund any previously-made payments of, invoiced amounts which the Fund can demonstrate in writing, either prior to the time of its obligation to pay or at the time of its request for a refund,

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to exceed the correct amounts due pursuant to this Agreement as a result of mathematical miscalculations or an incorrect application of the agreed-upon methodologies. The fee for the quarter ending June 30, 1993 shall be pro-rated from the date of this Agreement to June 30, 1993.

     4. The maximum aggregate annual amount of compensation paid by the Fund to GIAC pursuant to this Agreement shall not exceed the multiple of: the average number of contractowner accounts for the Fund for such year times

     (a) in the calendar years 1993 and 1994, $18.00; and

     (b) in the calendar years 1995 and thereafter, $18.00 plus a cumulative annual increase of 4% per year.

The average number of contractowner accounts for the Fund for each calendar year shall be calculated by adding the average number of contractowner accounts for the Fund for each of the four quarters in such year (as determined pursuant to Section 2 above) and dividing by 4.

     5. The Fund acknowledges that it has reviewed the methodologies used by GIAC in determining its costs associated with performing administrative and shareholder servicing functions for the Fund and the other investment options underlying the variable contracts issued by GIAC and agrees that GIAC shall be entitled to continue to use such methodologies in calculating the amounts to be invoiced to the Fund pursuant to Section 2(ii) hereof. GIAC agrees that it will not change such methodologies without the prior written approval and consent of the Fund.

     6. This Agreement shall not be amended without the express written consent of both parties hereto.

     7. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

     8. This Agreement may be terminated by either party upon ninety days written notice for the calendar years 1993 and 1994 and thereafter upon thirty days written notice. All obligations incurred pursuant to this Agreement prior to the date of termination shall survive the termination of this Agreement.

     9. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York.

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     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

                               THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

                               By: /s/ John M. Smith
                                   -------------------------------------------
                                   John M. Smith
                                   Executive Vice President

                               VALUE LINE CENTURION FUND, INC.

                               By: /s/ Jean B. Buttner
                                   -------------------------------------------
                                   Jean B. Buttner
                                   Chairman

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